Form U-13-60
                     Mutual and Subsidiary Service Companies
                            Revised February 7, 1980


                                 ANNUAL REPORT


                                FOR THE PERIOD


        Beginning   January 1, 1999   and Ending   December 31, 1999
                 ---------------------          --------------------


                                     TO THE


                     U.S. SECURITIES AND EXCHANGE COMMISSION


                                       OF

                                GPU SERVICE, INC.
                     --------------------------------------
                        (Exact Name of Reporting Company)


      A                    Subsidiary                    Service Company
       --------------------------------------------------
                  ("Mutual" or "Subsidiary")


                     Date of Incorporation April 30, 1970
                                           --------------
            If not Incorporated, Date of Organization ___________________

State or Sovereign Power under which Incorporated or Organized Pennsylvania
                                                               ------------


Location of Principal Executive Offices of Reporting Company:

                    300 Madison Avenue, Morristown, NJ 07962
                    ----------------------------------------

Name, title, and address of officer to whom correspondence concerning this report should be addressed:

                                                         310 Madison Avenue
P. R. Chatman           Assistant Comptroller            Morristown, NJ  07962
------------------------------------------------------------------------------
     (Name)                   (Title)                          (Address)


Name of Principal Holding Company Whose Subsidiaries are served by Reporting
Company:

                         GPU, INC. (File No. 049-00055)
-------------------------------------------------------------------------------

                     INSTRUCTIONS FOR USE OF FORM U-13-60

       1. Time of Filing. - Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

       2. Number of Copies. - Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report become necessary.

       3. Period Covered by Report. - The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

       4. Report Format. - Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to such size.

       5. Money Amounts Displayed. - All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (S210.3-01(b)).

       6. Deficits Displayed. - Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X, S210.3-01(c))

       7. Major Amendments or Corrections. - Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

       8. Definitions. - Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

       9. Organization Chart. - The service company shall submit with each annual report a copy of its current organization chart.

      10. Methods of Allocation. - The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

      11. Annual Statement of Compensation for Use of Capital Billed. - The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.

  LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS                        Page
  ---------------------------------------------                       Number

--------------------------------------------------------------------------------
  Description of Schedules and Accounts         Schedule or Account
                                                      Number
--------------------------------------------------------------------------------
  COMPARATIVE BALANCE SHEET                           Schedule I        4-5
  -------------------------
      SERVICE COMPANY PROPERTY                        Schedule II       6-7
      ACCUMULATED PROVISION FOR DEPRECIATION AND
      AMORTIZATION OF SERVICE COMPANY PROPERTY        Schedule III       8
      INVESTMENTS                                     Schedule IV        9
      ACCOUNTS RECEIVABLE FROM ASSOCIATE
      COMPANIES                                       Schedule V       10-10C
      FUEL STOCK EXPENSES UNDISTRIBUTED               Schedule VI       11
      STORES EXPENSE UNDISTRIBUTED                    Schedule VII      12
      MISCELLANEOUS CURRENT AND ACCRUED ASSETS        Schedule VIII     13
      MISCELLANEOUS DEFERRED DEBITS                   Schedule IX       14
      RESEARCH, DEVELOPMENT, OR DEMONSTRATION
      EXPENDITURES                                    Schedule X        15
      PROPRIETARY CAPITAL                             Schedule XI       16
      LONG-TERM DEBT                                  Schedule XII      17
      CURRENT AND ACCRUED LIABILITIES                 Schedule XIII     18
      NOTES TO FINANCIAL STATEMENTS                   Schedule XIV      19
  COMPARATIVE INCOME STATEMENT                        Schedule XV       20
  ----------------------------
      ANALYSIS OF BILLING --ASSOCIATE COMPANIES       Account 457       21
      ANALYSIS OF BILLING --NONASSOCIATE COMPANIES    Account 458       22
      ANALYSIS OF CHARGES FOR SERVICE - ASSOCIATE
      AND NONASSOCIATE COMPANIES                      Schedule XVI      23
      SCHEDULE OF EXPENSE BY DEPARTMENT OR
      SERVICE FUNCTION                                Schedule XVII    24-25
      DEPARTMENTAL ANALYSIS OF SALARIES               Account 920       26
      OUTSIDE SERVICES EMPLOYED                       Account 923      27-27K
      EMPLOYEE PENSIONS AND BENEFITS                  Account 926       28
      GENERAL ADVERTISING EXPENSES                    Account 930.1    29-29A
      MISCELLANEOUS GENERAL EXPENSES                  Account 930.2     30
      RENTS                                           Account 931       31
      TAXES OTHER THAN INCOME TAXES                   Account 408       32
      DONATIONS                                       Account 426.1     33
      OTHER DEDUCTIONS                                Account 426.5     34
      NOTES TO STATEMENT OF INCOME                    Schedule XVIII    35

--------------------------------------------------------------------------------

                                                                               3
--------------------------------------------------------------------------------

  LISTING OF INSTRUCTIONAL FILING REQUIREMENTS                          Page
  --------------------------------------------                         Number

--------------------------------------------------------------------------------

Description of Reports or Statements

--------------------------------------------------------------------------------

  ORGANIZATION CHART                                                     36
  ------------------




  METHODS OF ALLOCATION                                                  37
  ---------------------




  ANNUAL STATEMENT OF COMPENSATION FOR USE                               38
  ----------------------------------------
  OF CAPITAL BILLED
  -----------------




  VENTURE DISCLOSURES                                                    39
  -------------------




  FINANCIAL DATA SCHEDULE - FILED VIA EDGAR
  -----------------------



NOTE: Dollar figures in this report are shown in thousands unless otherwise noted.

                      ANNUAL REPORT OF GPU SERVICE, INC.
                                       -----------------
--------------------------------------------------------------------------------

                    SCHEDULE I - COMPARATIVE BALANCE SHEET
                    --------------------------------------

Give  balance  sheet of the  Company as of  December 31 of the current and prior year.
--------------------------------------------------------------------------------
ACCOUNT            ASSETS AND OTHER DEBITS                 As of December 31
------------------------------------------              --------------------
                                                          CURRENT      PRIOR
                                                          -------      -----

  SERVICE COMPANY PROPERTY
  ------------------------

101   Service Company property (Schedule II)            $  80,165   $  76,775
107   Construction work in progress (Schedule II)               -           -
                                                          -------     -------
            Total Property                                 80,165      76,775

108   Less accumulated provision for depreciation
      and amortization of service company
      property (Schedule III)                              34,232      31,581
                                                          -------     -------

            Net Service Company Property                   45,933      45,194
                                                          -------     -------

  INVESTMENTS
  -----------

123   Investments in associate companies (Schedule IV)          -           -
124   Other investments (Schedule IV)                      42,821      20,959
                                                          -------     -------
            Total Investments                              42,821      20,959
                                                          -------     -------

  CURRENT AND ACCRUED ASSETS
  --------------------------

131   Cash                                                    367          10
134   Special deposits                                        323         103
135   Working funds                                           338           -
136   Temporary cash investments (Schedule IV)                  -           -
141   Notes receivable                                          -           -
143   Accounts receivable                                  31,693       1,819
144   Accumulated provision for uncollectible accounts         72           -
146   Accounts receivable from associate
      companies (Schedule V)                              138,275      27,503
152   Fuel stock expenses undistributed (Schedule VI)           -           -
154   Materials and supplies                               58,081           -
163   Stores expense undistributed (Schedule VII)               -           -
165   Prepayments                                          28,919          51
171   Interest Receivable                                       -           8
174   Miscellaneous current and accrued
      assets (Schedule VIII)                                    -           -
                                                          -------     -------
            Total Current and Accrued Assets              258,068      29,494
                                                          -------     -------

  DEFERRED DEBITS
  ---------------

181   Unamortized debt expense                                 16          29
184   Clearing accounts                                     3,014       1,962
186   Miscellaneous deferred debits (Schedule IX)           6,180       2,758
188   Research, development, or demonstration
      expenditures (Schedule X)                                 -           -
190   Accumulated deferred income taxes                   112,391      18,490
                                                          -------     -------
            Total Deferred Debits                         121,601      23,239
                                                          -------     -------

            TOTAL ASSETS AND OTHER DEBITS                $468,423    $118,886
                                                          =======     =======

--------------------------------------------------------------------------------

                      ANNUAL REPORT OF GPU SERVICE, INC.
                                       -----------------
--------------------------------------------------------------------------------

                    SCHEDULE I - COMPARATIVE BALANCE SHEET
--------------------------------------------------------------------------------

ACCOUNT         LIABILITIES AND PROPRIETARY CAPITAL       As of December 31
---------------------------------------------------      ------------------
                                                        CURRENT      PRIOR
                                                        -------      -----

 PROPRIETARY CAPITAL
 -------------------

201    Common stock issued (Schedule XI)                $     50   $     50
211    Miscellaneous paid-in-capital (Schedule XI)             -          -
215    Retained earnings / Accumulated other
       comprehensive income /(loss) (Schedule XI)          1,740     (3,933)
216    Unappropriated retained earnings (Schedule XI)          -          -
                                                         -------    -------
            Total Proprietary Capital                      1,790     (3,883)
                                                         -------    -------


 LONG-TERM DEBT
 --------------

223    Advances from associate companies (Schedule XII)         -          -
224    Other long-term debt  (Schedule XII)                22,000     22,000
225    Unamortized premium on long-term debt                    -          -
226    Unamortized discount on long-term debt-debit             -          -
                                                          -------    -------
            Total Long-term Debt                           22,000     22,000
                                                          -------    -------

 CURRENT AND ACCRUED LIABILITIES
 -------------------------------

231    Notes payable                                            -          -
232    Accounts payable                                   124,071     16,094
233    Notes payable to associate
       companies (Schedule XIII)                           48,266          -
234    Accounts payable to associate
       companies (Schedule XIII)                            2,881     37,006
236    Taxes accrued                                            -        174
237    Interest accrued                                        97        383
238    Dividends declared                                       -          -
241    Tax collections payable                                  -         19
242    Miscellaneous current and accrued
       liabilities (Schedule XIII)                        104,327     16,614
                                                          -------    -------
            Total Current and Accrued Liabilities         279,642     70,290
                                                          -------    -------

 DEFERRED CREDITS
 ----------------

253    Other deferred credits                             149,670     22,132
255    Accumulated deferred investment tax credits              -          -
                                                          -------    -------
            Total Deferred Credits                        149,670     22,132
                                                          -------    -------

282    ACCUMULATED DEFERRED INCOME TAXES                   15,321      8,347
       ---------------------------------                  -------    -------

            TOTAL LIABILITIES AND PROPRIETARY            $468,423   $118,886
                                                          =======    =======
            CAPITAL

--------------------------------------------------------------------------------

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------

                      For the Year Ended December 31, 1999
                                         -----------------

--------------------------------------------------------------------------------

                    SCHEDULE II - SERVICE COMPANY PROPERTY
                    --------------------------------------

--------------------------------------------------------------------------------
                        BALANCE AT        RETIREMENTS    OTHER     BALANCE AT
                        BEGINNING ADDITIONS    OR      CHANGES 1/   CLOSE OF
       DESCRIPTION        OF YEAR             SALES            -      YEAR
--------------------------------------------------------------------------------

SERVICE COMPANY PROPERTY

Account
-------

301   ORGANIZATION        $    49 $     -    $     -     $     -    $    49

303   MISCELLANEOUS
      INTANGIBLE PLANT          -     666          -           -        666

304   LAND & LAND RIGHT       320       -          -           -        320

305   STRUCTURES AND
      IMPROVEMENTS         38,513       -          -           -     38,513

306   LEASEHOLD                 -       -          -           -          -

      IMPROVEMENTS              -       -          -           -          -

307   EQUIPMENT 2/         31,430   3,036          -           -     34,466
                -

308   OFFICE FURNITURE
      AND EQUIPMENT         5,340     173       1,912          -      3,601

309   AUTOMOBILES, OTHER
      VEHICLES AND
      RELATED GARAGE
      EQUIPMENT                 -       -          -           -          -

310   AIRCRAFT AND
      AIRPORT EQUIPMENT         -       -          -           -          -

311   OTHER SERVICE
      COMPANY PROPERTY 3/   1,123   1,427          -          -      2,550
                       -   -----------------------------------------------

      SUB-TOTAL            76,775   5,302       1,912         -     80,165
                           -----------------------------------------------

107   CONSTRUCTION WORK
      IN PROGRESS 4/            -       -          -          -          -
                  -
                           -----------------------------------------------
     TOTAL                $76,775 $ 5,302    $  1,912    $     -   $80,165
                           ===============================================

--------------------------------------------------------------------------------

1/    PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:
-     N/A
--------------------------------------------------------------------------------

                            -----------------------

--------------------------------------------------------------------------------

2/ SUBACCOUNTS  ARE  REQUIRED  FOR EACH CLASS OF  EQUIPMENT  OWNED.  THE SERVICE
   COMPANY SHALL PROVIDE A LISTING BY SUBACCOUNT OF EQUIPMENT ADDITIONS DURING THE YEAR AND THE BALANCE AT THE CLOSE OF THE YEAR:
--------------------------------------------------------------------------------
                                                                   BALANCE AT
                 SUBACCOUNT DESCRIPTION               ADDITIONS     CLOSE OF
                                                                      YEAR
--------------------------------------------------------------------------------

   COMMUNICATIONS EQUIPMENT (MICROWAVE & TELEPHONE)   $     -      $ 2,259

   DATA PROCESSING EQUIPMENT                                -       24,752

   DISPATCHING EQUIPMENT                                    -          811

   LOAD RESEARCH EQUIPMENT                                  -          119

   MISCELLANEOUS EQUIPMENT                                 16          355

   PERSONAL COMPUTER                                    3,020        6,170








                                                       ------       ------

                                            TOTAL     $ 3,036      $34,466
                                                       ======       ======



--------------------------------------------------------------------------------


3/ DESCRIBE OTHER SERVICE COMPANY PROPERTY:
-
   Photographic, Mailing Equipment, HVA System, Security System
--------------------------------------------------------------------------------
4/ DESCRIBE CONSTRUCTION WORK IN PROGRESS:
-
   N/A
--------------------------------------------------------------------------------

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------

                      For the Year Ended December 31, 1999
                                         -----------------
--------------------------------------------------------------------------------

                              SCHEDULE III

               ACCUMULATED PROVISION FOR DEPRECIATION AND
                AMORTIZATION OF SERVICE COMPANY PROPERTY
                ----------------------------------------
--------------------------------------------------------------------------------
                     BALANCE AT  ADDITIONS                          BALANCE AT
                     BEGINNING   CHARGED              OTHER CHANGES  CLOSE OF
DESCRIPTION          OF YEAR        TO    RETIREMENTS ADD  (DEDUCT)1/   YEAR
                                ACCOUNT 403                        -
--------------------------------------------------------------------------------


Account
-------

301  ORGANIZATION       $     -    $    -    $    -        $   -     $     -

303  MISCELLANEOUS
     INTANGIBLE PLANT         -        39         -            -         39

304  LAND & LAND RIGHTS       -         -         -            -          -

305  STRUCTURES AND
     IMPROVEMENTS        12,049       900         -          (98)     12,851

306  LEASEHOLD
     IMPROVEMENTS             -         -         -            -           -

307  EQUIPMENT           14,859     3,103         -            3      17,965

308  OFFICE FURNITURE
     AND FIXTURES         4,198       391      1,760           -       2,829

309  AUTOMOBILES, OTHER
     VEHICLES AND
     RELATED GARAGE
     EQUIPMENT               -          -         -            -          -

310  AIRCRAFT AND
     AIRPORT EQUIPMENT       -          -         -            -          -

311  OTHER SERVICE
     COMPANY PROPERTY       475        73         -            -         548





                         ------     -----      -----        -----     ------
                        $31,581    $4,506     $1,760       $ (95)    $34,232
                         ======     =====      =====        ====      ======

--------------------------------------------------------------------------------
1/    PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:
-            N/A
--------------------------------------------------------------------------------

                      ANNUAL REPORT OF GPU SERVICE, INC.
                                       -----------------
                     For the Year Ended December 31, 1999
                                        -----------------

--------------------------------------------------------------------------------

                           SCHEDULE IV - INVESTMENTS
                           -------------------------
--------------------------------------------------------------------------------

INSTRUCTIONS:   Complete the following schedule concerning investments.

                Under Account 124, "Other Investments", state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.

                Under Account 136, "Temporary Cash Investments", list each investment separately.

--------------------------------------------------------------------------------
                                                    BALANCE AT    BALANCE AT
         DESCRIPTION                                 BEGINNING    CLOSE OF
                                                      OF YEAR        YEAR
--------------------------------------------------------------------------------


ACCOUNT 123-INVESTMENT IN ASSOCIATE COMPANIES

              NONE


ACCOUNT 124 - OTHER INVESTMENTS


         COMPANY OWNED LIFE INSURANCE -
           CASH SURRENDER VALUE                         $12,743     $29,332


         RABBI TRUST                                      8,107      11,203


         HEALTH CARE RESERVE                                109       2,286



ACCOUNT 136 - TEMPORARY CASH INVESTMENTS


         NONE

                                                          ------     ------
         TOTAL                                          $ 20,959    $42,821
                                                          ======     ======




--------------------------------------------------------------------------------

                      ANNUAL REPORT OF GPU SERVICE, INC.
                                       -----------------
                     For the Year Ended December 31, 1999
                                        -----------------

--------------------------------------------------------------------------------

           SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
           ---------------------------------------------------------
--------------------------------------------------------------------------------

INSTRUCTIONS:  Complete the following schedule listing accounts  receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

                                                     BALANCE AT   BALANCE AT
         DESCRIPTION                                 BEGINNING    CLOSE OF
                                                       OF YEAR       YEAR
-------------------------------------------------------------------------

ACCOUNT 146 - ACCOUNTS RECEIVABLE FROM ASSOCIATE
     COMPANIES

     GPU, INC.                                        $     -     $ 11,328
     GPU GENERATION, INC.                               14,312           -
     GPU NUCLEAR, INC.                                  12,343           -
     GPU ADVANCED RESOURCES, INC.                            4          35
     GPU TELCOM SERVICES, INC.                              89         391
     JERSEY CENTRAL POWER & LIGHT COMPANY                    -      49,221
     METROPOLITAN EDISON COMPANY                             -      24,493
     PENNSYLVANIA ELECTRIC COMPANY                           -      50,622
     GPU INTERNATIONAL, INC.                               653       1,691
     GPU POWER, INC.                                        23         311
     GPU CAPITAL, INC.                                      79         183







                                                        ------     -------
                                      TOTAL           $ 27,503    $138,275
                                                        ======     =======
--------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                 TOTAL
                                                                  PAYMENTS
                                                                  --------

     INTERCHANGE TRANSACTIONS
     ------------------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $ 402,363
     METROPOLITAN EDISON COMPANY                                    170,451
     PENNSYLVANIA ELECTRIC COMPANY                                  219,574

                                                                             10A

                      ANNUAL REPORT OF GPU SERVICE, INC.
                                       -----------------
                     For the Year Ended December 31, 1999
                                        -----------------

--------------------------------------------------------------------------------

           SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
           ---------------------------------------------------------
--------------------------------------------------------------------------------
INSTRUCTIONS:  Complete the following schedule listing accounts  receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.
--------------------------------------------------------------------------------
ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS (Cont'd):          TOTAL
                                                                   PAYMENTS
                                                                   --------

     OUTSIDE SERVICES EMPLOYED - OTHER
     ---------------------------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $ 38,767
     METROPOLITAN EDISON COMPANY                                    15,343
     PENNSYLVANIA ELECTRIC COMPANY                                  18,400
     GPU, INC.                                                         675

     OUTSIDE SERVICES EMPLOYED - LEGAL
     ---------------------------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $  3,855
     METROPOLITAN EDISON COMPANY                                     2,000
     PENNSYLVANIA ELECTRIC COMPANY                                   2,278

     OUTSIDE SERVICES EMPLOYED - TREE TRIMMING
     -----------------------------------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $ 13,589
     METROPOLITAN EDISON COMPANY                                     5,689
     PENNSYLVANIA ELECTRIC COMPANY                                   9,420

     OUTSIDE DIRECTOR COSTS
     ----------------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $     87
     METROPOLITAN EDISON COMPANY                                        42
     PENNSYLVANIA ELECTRIC COMPANY                                      21
     GPU, INC.                                                         356

     MATERIALS AND SUPPLIES
     ----------------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $ 24,151
     METROPOLITAN EDISON COMPANY                                     7,335
     PENNSYLVANIA ELECTRIC COMPANY                                   9,029

     LEASE/RENTAL PAYMENTS
     ---------------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $ 18,311
     METROPOLITAN EDISON COMPANY                                     5,745
     PENNSYLVANIA ELECTRIC COMPANY                                   7,985

     COMPUTER HARDWARE, SOFTWARE & SUPPLIES
     --------------------------------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $  5,178
     METROPOLITAN EDISON COMPANY                                     3,776
     PENNSYLVANIA ELECTRIC COMPANY                                   2,556

                                                                             10B

                      ANNUAL REPORT OF GPU SERVICE, INC.
                                       -----------------
                     For the Year Ended December 31, 1999
                                        -----------------

--------------------------------------------------------------------------------

           SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
           ---------------------------------------------------------
--------------------------------------------------------------------------------
INSTRUCTIONS:  Complete the following schedule listing accounts  receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.
--------------------------------------------------------------------------------
ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS (Cont'd):          TOTAL
                                                                  PAYMENTS
                                                                  --------

     TELECOMMUNICATIONS EQUIPMENT & SERVICES
     ---------------------------------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $  4,568
     METROPOLITAN EDISON COMPANY                                     3,046
     PENNSYLVANIA ELECTRIC COMPANY                                   2,995

     ADVERTISING
     -----------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $  3,258
     METROPOLITAN EDISON COMPANY                                     1,459
     PENNSYLVANIA ELECTRIC COMPANY                                   1,961
     GPU, INC.                                                         106

     ASSOCIATE FEES AND DUES
     -----------------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $    939
     METROPOLITAN EDISON COMPANY                                       480
     PENNSYLVANIA ELECTRIC COMPANY                                     579

     BANK FEES
     ---------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $    261
     METROPOLITAN EDISON COMPANY                                       170
     PENNSYLVANIA ELECTRIC COMPANY                                     121

     LICENSES, PERMITS AND REGULATIONS
     ---------------------------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $    105
     METROPOLITAN EDISON COMPANY                                        80
     PENNSYLVANIA ELECTRIC COMPANY                                     430

     CUSTOMER REBATES/INCENTIVES
     ---------------------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $  7,206
     METROPOLITAN EDISON COMPANY                                         2
     PENNSYLVANIA ELECTRIC COMPANY                                       1

     INTEREST EXPENSES
     -----------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $ 54,553
     METROPOLITAN EDISON COMPANY                                    24,001
     PENNSYLVANIA ELECTRIC COMPANY                                  19,521
     GPU, INC.                                                           1

                                                                             10C

                      ANNUAL REPORT OF GPU SERVICE, INC.
                                       -----------------
                     For the Year Ended December 31, 1999
                                        -----------------

--------------------------------------------------------------------------------

           SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
           ---------------------------------------------------------
--------------------------------------------------------------------------------
INSTRUCTIONS:  Complete the following schedule listing accounts  receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.
--------------------------------------------------------------------------------
ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS (Cont'd):          TOTAL
                                                                  PAYMENTS
                                                                  --------

     DIVIDENDS
     ---------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $335,000
     METROPOLITAN EDISON COMPANY                                   315,000
     PENNSYLVANIA ELECTRIC COMPANY                                 160,000
     GPU, INC.                                                      65,415











                                                                  ---------
                                               TOTAL PAYMENTS    $1,988,234
                                                                  =========

--------------------------------------------------------------------------------

                      ANNUAL REPORT OF GPU SERVICE, INC.
                                       -----------------
                     For the Year Ended December 31, 1999
                                        -----------------

--------------------------------------------------------------------------------

                SCHEDULE VI - FUEL STOCK EXPENSES UNDISTRIBUTED
                -----------------------------------------------
--------------------------------------------------------------------------------
INSTRUCTIONS:   Report the amount of labor and expenses incurred with respect to
                fuel  stock  expenses   during  the  year  and  indicate  amount
                attributable to each associate company. Under the section headed
                "Summary"  listed  below  give an  overall  report  of the  fuel functions performed by the service company.
--------------------------------------------------------------------------------
         DESCRIPTION                           LABOR     EXPENSES     TOTAL
--------------------------------------------------------------------------------

ACCOUNT 152 -FUEL STOCK EXPENSES UNDISTRIBUTED


              NONE

                                                 -----       -----      ---
                                  TOTAL            -           -          -
                                                 =====       =====      ===
--------------------------------------------------------------------------------

SUMMARY:

--------------------------------------------------------------------------------

                      ANNUAL REPORT OF GPU SERVICE, INC.
                                       -----------------
                     For the Year Ended December 31, 1999
                                        -----------------

--------------------------------------------------------------------------------

                  SCHEDULE VII - STORES EXPENSE UNDISTRIBUTED
                  -------------------------------------------
--------------------------------------------------------------------------------
INSTRUCTIONS:  Report the amount of labor and expenses  incurred with respect to stores expense during the year and indicate amount attributable to each associate company.
--------------------------------------------------------------------------------
      DESCRIPTION                               LABOR       EXPENSES   TOTAL
--------------------------------------------------------------------------------


ACCOUNT 163 - STORES EXPENSE UNDISTRIBUTED



               None







                                                 -----       ----       ---
                                  TOTAL         $  -        $  -       $  -
                                                 =====       =====      ===

--------------------------------------------------------------------------------

                      ANNUAL REPORT OF GPU SERVICE, INC.
                                       -----------------
                     For the Year Ended December 31, 1999
                                        -----------------

--------------------------------------------------------------------------------

                                 SCHEDULE VIII
                                 -------------

                   MISCELLANEOUS CURRENT AND ACCRUED ASSETS
                   ----------------------------------------
--------------------------------------------------------------------------------
INSTRUCTIONS: Provide  detail of items in this account.  Items less than $10,000 may be grouped, showing the number of items in each group.
--------------------------------------------------------------------------------
                                                      BALANCE AT   BALANCE AT
      DESCRIPTION                                     BEGINNING      CLOSE OF
                                                       OF YEAR        YEAR
--------------------------------------------------------------------------------

ACCOUNT 174 -  MISCELLANEOUS CURRENT AND ACCRUED
               ASSETS

               NONE









                                                         ------       -----

                                      TOTAL                 -            -
                                                         ======       ====



--------------------------------------------------------------------------------

                      ANNUAL REPORT OF GPU SERVICE, INC.
                                       -----------------
                     For the Year Ended December 31, 1999
                                        -----------------

--------------------------------------------------------------------------------
                  SCHEDULE IX - MISCELLANEOUS DEFERRED DEBITS
                  -------------------------------------------
--------------------------------------------------------------------------------
INSTRUCTIONS:  Provide detail of items in this account.  Items less than
               $10,000 may be grouped by class showing the number of items in each class.
--------------------------------------------------------------------------------
                                                   BALANCE AT    BALANCE AT
               DESCRIPTION                         BEGINNING     CLOSE OF
                                                    OF YEAR        YEAR
--------------------------------------------------------------------------------
ACCOUNT 186 - MISCELLANEOUS DEFERRED DEBITS


     Stock Plan                                      $2,636      $ 3,371

     Procurement Cards                                   10          590

     Unclassified Charges by Associates                 107        1,427

     Excess Pension Plan Minimum Liability
         Recognition                                     -           629

     Misc. Billing Adjustments                            5          163







                                                      -----        -----
                                      TOTAL          $2,758       $6,180
                                                      =====        =====


--------------------------------------------------------------------------------

                      ANNUAL REPORT OF GPU SERVICE, INC.
                                       -----------------
                     For the Year Ended December 31, 1999
                                        -----------------

--------------------------------------------------------------------------------

                                  SCHEDULE X
                                  ----------

              RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES
              ---------------------------------------------------
--------------------------------------------------------------------------------
INSTRUCTIONS:   Provide a description of each material research, development, or demonstration project, which incurred costs by the service corporation during the year.
--------------------------------------------------------------------------------

         DESCRIPTION                                             AMOUNT

ACCOUNT 188 -   RESEARCH, DEVELOPMENT, OR DEMONSTRATION
                EXPENDITURES

                NONE










                                                                  ---
                                                     TOTAL       $  -
                                                                  ===




--------------------------------------------------------------------------------

                                                                              16


                                        ANNUAL REPORT OF GPU SERVICE, INC.
                                                         -----------------
                                       For the Year Ended December 31, 1999
                                                          -----------------

---------------------------------------------------------------------------------------------------------------------------
                                         SCHEDULE XI - PROPRIETARY CAPITAL
---------------------------------------------------------------------------------------------------------------------------
                                                NUMBER OF       PAR OR STATED
ACCOUNT NUMBER    CLASS OF STOCK                 SHARES              VALUE       OUTSTANDING CLOSE OF PERIOD
                                               AUTHORIZED         PER SHARE          NO.OF SHARES  TOTAL AMOUNT
---------------------------------------------------------------------------------------------------------------------------
   201           COMMON STOCK ISSUED             5,000               $10  *          5,000          $50,000*
---------------------------------------------------------------------------------------------------------------------------

   INSTRUCTIONS:    Classify  amounts in each account  with brief  explanation, disclosing  the general nature of  transactions  which gave rise to the reported amounts.

---------------------------------------------------------------------------------------------------------------------------
                  DESCRIPTION                                                                   AMOUNT
---------------------------------------------------------------------------------------------------------------------------
ACCOUNT 211 - MISCELLANEOUS PAID-IN CAPITAL                                                      NONE

ACCOUNT 215 - RETAINED EARNINGS /ACCUMULATED OTHER COMPREHENSIVE INCOME/(LOSS):
                  Net Unrealized Gain on Rabbi Trusts                                         $ 1,740
                                                                                              -------
                                                                           TOTAL              $ 1,740
                                                                                              =======

   INSTRUCTIONS:   Give particulars  concerning net income or (loss) during the year,  distinguishing  between  compensation  for the use of
                   capital   owed  or  net  loss   remaining   from   servicing
                   nonassociates  per the General  Instructions  of the Uniform
                   System of Accounts.  For  dividends  paid during the year in cash  or  otherwise,  provide  rate  percentage,  amount  of dividend, date declared and date paid.
--------------------------------------------------------------------------------------------------------------------------
                                                             BALANCE AT       NET INCOME                        BALANCE AT
         D E S C R I P T I O N                                BEGINNING          OR             DIVIDENDS        CLOSE OF
                                                              OF YEAR           (LOSS)          PAID              YEAR
--------------------------------------------------------------------------------------------------------------------------

ACCOUNT 216 - UNAPPROPRIATED RETAINED EARNINGS

                  NONE

                                                 TOTAL         $  -            $  -             $  -              $  -
                                                                =====           ===             =====              ===



      * In whole dollars.


                                        ANNUAL REPORT OF GPU SERVICE, INC.
                                                         -----------------
                                       For the Year Ended December 31, 1999
                                                          -----------------




                                           SCHEDULE XII- LONG-TERM DEBT
-----------------------------------------------------------------------------------------------------------------------------

            INSTRUCTIONS: Advances from associate companies should be reported separately for advances on notes, and advances on open account. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account 224 - Other long term debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

-----------------------------------------------------------------------------------------------------------------------------
                        TERMS OF OBLIG      DATE                           BALANCE AT                             BALANCE AT
  NAME OF CREDITOR      CLASS & SERIES      OF       INTEREST  AMOUNT      BEGINNING                        1/    CLOSE
                        OF OBLIGATION    MATURITY     RATE    AUTHORIZED    OF YEAR     ADDITIONS   DEDUCTIONS    OF YEAR
-----------------------------------------------------------------------------------------------------------------------------

ACCOUNT 223 -   ADVANCES FROM ASSOCIATE
                COMPANIES:

                           NONE

ACCOUNT 224 - OTHER LONG-TERM DEBT:
 First National Bank of Chicago           4/1/01     Variable              $22,000      $     -       $     -      $22,000




-----------------------------------------------------------------------------------------------------------------------------

1/  GIVE AN EXPLANATION OF DEDUCTIONS:
            NONE
-----------------------------------------------------------------------------------------------------------------------------


                      ANNUAL REPORT OF GPU SERVICE, INC.
                                       -----------------
                     For the Year Ended December 31, 1999
                                        -----------------
-------------------------------------------------------------------------------

                SCHEDULE XIII - CURRENT AND ACCRUED LIABILITIES
                -----------------------------------------------
-------------------------------------------------------------------------------

INSTRUCTIONS:   Provide balance of notes and accounts  payable to each associate company.  Give description and amount of  miscellaneous  current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.
-------------------------------------------------------------------------------
                                                      BALANCE AT   BALANCE AT
         DESCRIPTION                                  BEGINNING      CLOSE OF
                                                       OF YEAR        YEAR
-------------------------------------------------------------------------------

ACCOUNT 233 - NOTES PAYABLE TO ASSOCIATE COMPANIES
     JERSEY CENTRAL POWER & LIGHT COMPANY               $     -      $20,333
     METROPOLITAN EDISON COMPANY                              -       12,418
     PENNSYLVANIA ELECTRIC COMPANY                            -       15,515
                                                         ------       ------
                                          TOTAL        $      -      $48,266
                                                         ======       ======
-------------------------------------------------------------------------------


ACCOUNT 234 - ACCOUNTS PAYABLE TO ASSOCIATE
              COMPANIES
     JERSEY CENTRAL POWER & LIGHT COMPANY               $ 8,056      $     -
     METROPOLITAN EDISON COMPANY                         14,976           -
     PENNSYLVANIA ELECTRIC COMPANY                       10,904           -
     GPU NUCLEAR, INC.                                        -       2,881
     GPU, INC.                                            3,070           -
                                                         ------      ------
                                          TOTAL         $37,006      $ 2,881
                                                         ======       ======
-------------------------------------------------------------------------------


ACCOUNT 242 -MISCELLANEOUS CURRENT AND ACCRUED
              LIABILITIES

ACCRUALS
           - EMPLOYEE HEALTHCARE AND
              OTHER BENEFITS                            $ 1,263     $  2,002
           - INTERCHANGE POWER                              (80)         (60)
           - INCENTIVE COMPENSATION                       4,074       50,685
           - OFFICERS' DEFERRED COMPENSATION
              AND COMPANY OWNED LIFE INSURANCE            5,700        9,235
           - SEVERANCE PAY                                  831        6,352
           - WORKMEN'S COMPENSATION                           5          102
           - VACATION                                     4,815       29,938
           - SICK LEAVE                                       -        5,838
           - HURRICANE FLOYD                                  -          250
           - OTHER                                            6          (15)
                                                         ------      -------
                                           TOTAL        $16,614     $104,327
                                                         ======      =======




-------------------------------------------------------------------------------

                      ANNUAL REPORT OF GPU SERVICE, INC.
                                       -----------------
                     For the Year Ended December 31, 1999
                                        -----------------

-------------------------------------------------------------------------------

                                 SCHEDULE XIV
                                 ------------
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------
-------------------------------------------------------------------------------

INSTRUCTIONS:  The space below is provided for  important  notes  regarding  the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.
--------------------------------------------------------------------------------
      On May 6, 1998, GPU, Inc. ("GPU") and the GPU Energy companies filed an Application on Form U-1 (SEC File No. 070-09201) seeking Securities and Exchange Commission ("SEC") approval for the GPU Energy companies to enter into a new services agreement ("New Services Agreement") with GPU Service, Inc. ("GPUS") (Amendment No. 4 to SEC File No. 070-09201, dated as of January 22, 1999, essentially replaces the original May 6, 1998 filing). The New Services Agreement, would, among other things, permit GPUS to perform expanded services on behalf of the GPU Energy companies as set forth in the Application. Although GPU and the GPU Energy companies are still awaiting an SEC order with respect to this Application, the expanded service company approach has already been implemented, effective January 1, 1999.

      As a result of the expanded service company approach, substantially all of the GPU Energy companies' personnel, including the union personnel, were transferred to GPUS, effective January 1, 1999. For this purpose, GPUS has created an Operations Division, which includes substantially all of the employees of the GPU Energy companies who were transferred to GPUS. The Operations Division was further reorganized in 1999 from a function-based organization to one based on core business processes. The personnel involved in corporate, treasury, legal, accounting and certain other functions continue to perform these same corporate services in what has become the Governance Division within GPUS. The purchasing and inventory functions for the transmission and distribution business were also assumed by GPUS, such that equipment and materials are acquired and inventoried by GPUS and sold to the appropriate GPU Energy company, at cost, as and when needed.

      In their Application, GPU and the GPU Energy companies sited various business reasons that led them to implement this expanded service company approach. The Application identifies the need to replace most of the existing information systems due in part to the Year 2000 issue and customer choice legislation enacted in New Jersey and Pennsylvania (GPU and the GPU Energy companies determined that it would be in their best interest and the best interests of their customers to purchase and install SAP enterprise software). In order to maximize the benefits, efficiencies and effectiveness of the SAP system, which, to a large degree, is comprised of "off-the-shelf" software, GPU and the GPU Energy companies concluded that it was necessary to formally combine their human, technical, material and operational resources into a single service company entity. GPU and the GPU Energy companies believe the expanded service company approach allows for the most effective use of the new integrated information system and minimizes the need for costly and complex customization of the core components of the SAP system.

-------------------------------------------------------------------------------

                      ANNUAL REPORT OF GPU SERVICE, INC.
                                       -----------------
                     For the Year Ended December 31, 1999
                                        -----------------

-------------------------------------------------------------------------------

                                  SCHEDULE XV
                                  -----------

                              STATEMENT OF INCOME
                              -------------------
-------------------------------------------------------------------------------

ACCOUNT            DESCRIPTION                      CURRENT YEAR  PRIOR YEAR
-------------------------------------------------------------------------------

    INCOME
    ------

457       Services rendered to associate companies   $693,608     $104,423
458       Services rendered to nonassociate
            companies                                   2,868          208
421       Miscellaneous income or loss                    (16)        (112)
                                                      -------      -------

                Total Income                          696,460      104,519
                                                      -------      -------

    EXPENSE
    -------

920       Salaries and wages                          371,358       44,134
921       Office supplies and expenses                108,909        9,341
922       Administrative expense transferred -
            credit                                          -            -
923       Outside services employed                    68,523        6,818
924       Property insurance                              153           99
925       Injuries and damages                          4,608          942
926       Employee pensions and benefits               77,834       15,250
928       Regulatory commission expense                     -            -
930.1     General advertising expenses                  2,490           92
930.2     Miscellaneous general expenses                8,675          268
931       Rents                                         4,687        8,533
932       Maintenance of structures and equipment       3,895        7,399
403       Depreciation and amortization expense         4,506        4,897
408       Taxes other than income taxes                28,040        4,365
409       Income taxes                                  9,217        1,585
410       Provision for deferred income taxes           8,291        6,901
411       Provision for deferred income taxes -
            credit                                    (16,811)      (7,401)
411.5     Investment tax credit                             -            -
426.1     Donations                                     4,908          271
426.5     Other deductions                              2,145         (999)
427       Interest on long-term debt                    1,215        1,340
430       Interest on debt to associate
            companies                                   2,808            -
431       Other interest expense                        1,009          684
                                                      -------      -------

               Total Expense                          696,460      104,519
                                                      -------      -------

               Net Income or (Loss)                  $      -     $      -
                                                      =======      =======

-------------------------------------------------------------------------------



                                                                            21

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        ------------------
                      For the Year Ended December 31, 1999
                                         -----------------
-------------------------------------------------------------------------------------------

                               ANALYSIS OF BILLING
                               -------------------

                               ASSOCIATE COMPANIES
                                   ACCOUNT 457

-------------------------------------------------------------------------------------------
                                      DIRECT          INDIRECT    COMPENSATION      TOTAL
                                       COSTS           COSTS        FOR USE         AMOUNT
NAME OF ASSOCIATE COMPANY             CHARGED         CHARGED      OF CAPITAL       BILLED
                                      -------         --------    ------------
                                       457-1           457-2          457-3
-------------------------------------------------------------------------------------------


GPU, INC.                             $    807         $ 7,465      $   -        $  8,272

JERSEY CENTRAL POWER
  & LIGHT COMPANY                      229,935          92,448          -         322,383

PENNSYLVANIA ELECTRIC
  COMPANY                              117,364          67,135          -         184,499

METROPOLITAN EDISON
  COMPANY                               94,676          57,030          -         151,706

GPU NUCLEAR, INC.                        5,465           6,687          -          12,152

GPU INTERNATIONAL, INC.                  2,011           1,586          -           3,597

GPU POWER, INC.                            203               -          -             203

GPU ELECTRIC, INC.                       1,750               -          -           1,750

GPU GENERATION, INC.                     2,416           3,575          -           5,991

GPU ADVANCED RESOURCES, INC.               147               -          -             147

GPU TELCOM SERVICES, INC.                2,908               -          -           2,908




                                       --------------------------------------------------
TOTAL                                 $457,682       $ 235,926      $   -        $693,608
                                       =======         =======     ======         =======


-----------------------------------------------------------------------------------------





                                                                              22

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------

                      For the Year Ended December 31, 1999
                                        -----------------


--------------------------------------------------------------------------------------------------------------------------
                               ANALYSIS OF BILLING
                               -------------------
                             NONASSOCIATE COMPANIES
                                   ACCOUNT 458

--------------------------------------------------------------------------------------------------------------------------

                                                DIRECT        INDIRECT      COMPENSATION              EXCESS
                                                 COSTS         COSTS          FOR USE                   OR           TOTAL
NAME OF NONASSOCIATE COMPANY                    CHARGED       CHARGED        OF CAPITAL               DEFICIENCY    AMOUNT
                                                -------       --------     ------------      TOTAL    ---------
                                                 458-1         458-2         458-3           COST     458-4         BILLED
                                                ---------------------------------------------------------------------------
* Consumers Water Companies (A)                 $   15          $  3          $ -         $   18       $ 15        $   33
  Utilities Employees Credit Union (B)              93             -            -             93          -            93
  Sithe Engineering Study (C)                       19             6            -             25         25            50
  Sithe Continuing Service (D)                     261             -            -            261        101           362
  Amergen Continuing Service (D)                 1,466             -            -          1,466       (733)          733
  Sithe Pre-Closing Service (D)                  1,059             -            -          1,059        538         1,597

                                                 -----          -----         ---         ------      ------        ------
                             TOTAL              $2,913          $  9          $ -         $2,922       $(54)       $2,868
                                                 =====          =====         ===         ======      ======        ======



---------------------------------------------------------------------------

INSTRUCTION:  Provide a brief description of the services rendered to each nonassociated company:

(A)  Billing Services
(B)  Computer Services
(C)  Engineering Services
(D)  IT Services

---------------------------------------------------------------------------

        * See Descriptions of Activities on page 39.

                                                                              23

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                       ------------------
                      For the Year Ended December 31, 1999
                                         -----------------
--------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE XVI
                                  ------------
                         ANALYSIS OF CHARGES FOR SERVICE
                         -------------------------------
                      ASSOCIATE AND NONASSOCIATE COMPANIES
                      ------------------------------------

--------------------------------------------------------------------------------------------------------------------------
                                    ASSOCIATE  COMPANY CHARGES    NONASSOCIATE COMPANY CHARGES   TOTAL CHARGES FOR SERVICE
                                    -------------------------    ---------------------------    --------------------------
                                     DIRECT    INDIRECT           DIRECT   INDIRECT              DIRECT   INDIRECT
       DESCRIPTION OF ITEMS           COST       COST    TOTAL    COST      COST      TOTAL       COST     COST      TOTAL
--------------------------------------------------------------------------------------------------------------------------

920    SALARIES AND WAGES           $242,792  $128,018 $370,810   $  548             $  548    $243,340  $128,018 $371,358
921    OFFICE SUPPLIES & EXPENSES     95,350    11,330  106,680    2,229              2,229      97,579    11,330  108,909
922    ADMINISTRATIVE EXPENSE
         TRANSFERRED-CREDIT
923    OUTSIDE SERVICES EMPLOYED      30,209    38,223   68,432       91                 91      30,300    38,223   68,523
924    PROPERTY INSURANCE                 97        56      153                                      97        56      153
925    INJURIES AND DAMAGES            3,909       699    4,608                                   3,909       699    4,608
926    EMPLOYEE PENSIONS & BENEFITS   45,719    32,115   77,834                                  45,719    32,115   77,834
928    REG. COMMISSION EXPENSE
930.1  GENERAL ADVERTISING EXPENSES    1,910       580    2,490                                   1,910       580    2,490
930.2  MISC. GENERAL EXPENSES          7,980       695    8,675                                   7,980       695    8,675
931    RENTS                           2,550     2,137    4,687                                   2,550     2,137    4,687
932    MAINTENANCE OF STRUCTURES
         AND EQUIPMENT                 2,672     1,223    3,895                                   2,672     1,223    3,895
403    DEPRECIATION & AMORTIZATION
       EXPENSE                                   4,506    4,506                                             4,506    4,506
408    TAXES OTHER THAN INCOME TAXES  16,608    11,432   28,040                                  16,608    11,432   28,040
409    INCOME TAXES                              9,217    9,217                                             9,217    9,217
410    PROVISION FOR DEFERRED
         INCOME TAXES                            8,291    8,291                                             8,291    8,291
411    PROVISION FOR DEFERRED
         INCOME TAXES - CREDIT                 (16,811) (16,811)                                          (16,811) (16,811)
411.5  INVESTMENT TAX CREDIT
426.1  DONATIONS                       4,081       827    4,908                                   4,081       827    4,908
426.5  OTHER DEDUCTIONS                  999     1,146    2,145                                     999     1,146    2,145
427    INTEREST ON LONG-TERM DEBT                1,215    1,215                                             1,215    1,215
431    OTHER INTEREST EXPENSE              2     1,007    1,009                                       2     1,007    1,009


----------------------------------------------------------------------------
INSTRUCTION:  Total cost of service will
              equal  for  associate  and
              nonassociate companies the
              total amount  billed under
              their separate analysis of
              billing schedules.

----------------------------------------------------------------------------

   TOTAL EXPENSES                 =  454,878   235,906  690,784    2,868              2,868     457,746   235,906  693,652
                                     -------   -------  -------    -----    -----     -----     -------   -------  -------
   COMPENSATION FOR USE OF EQUITY
      CAPITAL                     = --------   -------  -------    -----    -----    ------    --------   -------  -------

430 INTEREST ON DEBT TO ASSOC.
      COMPANIES                   =    2,808              2,808                                   2,808              2,808
                                    --------   -------  -------    -----    -----    ------    --------   -------  -------
    TOTAL COST OF SERVICE         = $457,686  $235,906 $693,592    $2,868            $2,868    $460,554  $235,906 $696,460
--------------------------------------------------------------------------------------------------------------------------





                                                                             24



                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        ----------------
                      For the Year Ended December 31, 1999
                                         -----------------
------------------------------------------------------------------------------------------------------------------------------------
                                  SCHEDULE XVII
                                  -------------
                        SCHEDULE OF EXPENSE DISTRIBUTION
                        --------------------------------
                                       BY
                         DEPARTMENT OR SERVICE FUNCTION
------------------------------------------------------------------------------------------------------------------------------------
                                                                        DEPARTMENT OR SERVICE FUNCTION
                                                                        ------------------------------
                                                        PROVIDE         MANAGE                            PROVIDE          MANAGE
                                              TOTAL     CUSTOMER       FINANCIAL        DELIVER           SUPPORT ENERGY
DESCRIPTION OF ITEMS                         AMOUNT     SERVICE       PERFORMANCE        ENERGY          RESOURCES          RISK
------------------------------------------------------------------------------------------------------------------------------------

920    SALARIES AND WAGES                    $371,358     $ 58,669       $ 26,849        $ 78,930          $ 69,147         $ 7,588
921    OFFICE SUPPLIES & EXPENSES             108,909        9,612          3,373          17,659           (26,067)             78
922    ADMINISTRATIVE EXPENSE
         TRANSFERRED - CREDIT
923    OUTSIDE SERVICES EMPLOYED               68,523       (1,265)         7,647             165            22,545           1,806
924    PROPERTY INSURANCE                         153                                                            42
925    INJURIES AND DAMAGES                     4,608                                                           458
926    EMPLOYEE PENSIONS & BENEFITS            77,834       12,716          6,063          35,704            14,790           1,524
928    REG. COMMISSION EXPENSE
930.1  GENERAL ADVERTISING EXPENSE              2,490       (1,169)           497            (237)               43
930.2  MISC. GENERAL EXPENSES                   8,675          105            842              77             1,111               1
931    RENTS                                    4,687         (235)                          (681)            1,415
932    MAINTENANCE OF STRUCTURES
         & EQUIPMENT                            3,895                           2              49             1,180
403    DEPRECIATION & AMORTIZATION
         EXPENSE                                4,506                         (88)                               88
408    TAXES OTHER THAN INCOME TAXES           28,040        4,195          1,304          13,004             6,808             416
409    INCOME TAXES                             9,217
410    PROVISION FOR DEFERRED
         INCOME TAXES                           8,291
411    PROVISION FOR DEFERRED
         INCOME TAXES - CREDIT                (16,811)
411.5  INVESTMENT TAX CREDIT
426.1  DONATIONS                                4,908                       4,908
426.5  OTHER DEDUCTIONS                         2,145            2            813                               125
427    INTEREST ON LONG-TERM DEBT               1,215
430    INTEREST ON DEBT TO
       ASSOCIATE COMPANIES                      2,808                       2,808
431    OTHER INTEREST EXPENSE                   1,009            7            147               2                 7              18
------------------------------------------------------------------------------------------------------------------------------------
INSTRUCTION: Indicate each department
               or service function. (See
               Instruction 01-3 General
               Structure of Accounting
               System:  Uniform System
               Account)
------------------------------------------------------------------------------------------------------------------------------------
     TOTAL EXPENSES                          $696,460     $ 82,637       $ 55,165        $144,672          $ 91,692         $11,431
------------------------------------------------------------------------------------------------------------------------------------



                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        ----------------
                      For the Year Ended December 31, 1999
                                         -----------------
----------------------------------------------------------------------------------------------------------------------
                                  SCHEDULE XVII
                                  -------------
                        SCHEDULE OF EXPENSE DISTRIBUTION
                        --------------------------------
                                       BY
                         DEPARTMENT OR SERVICE FUNCTION
----------------------------------------------------------------------------------------------------------------------
                              DEPARTMENT OR SERVICE
----------------------------------------------------------------------------------------------------------------------
         SERVICE BILL TO
                                               CORPORATE
         BALANCE SHEET
ACCOUNT                        PRESIDENT-      FINANCIAL    CORPORATE    CORPORATE    GOVERNANCE
         INCLUDING

NUMBER   TELECOMMUNICATION     OPERATION     PERFORMANCE      LEGAL       AFFAIRS      EXECUTIVE       CAPITAL PROJECT
----------------------------------------------------------------------------------------------------------------------

920           $  3,632         $  4,247        $ 14,412      $ 7,489       $3,049        $3,126           $ 94,220
921              4,081              116             456           65          514           (72)            99,094
922

923                485            2,800           2,189        3,532        1,548         1,443             25,628
924                                                 111
925                                                 814           18                                         3,318
926                532            1,001           2,551        1,749          631           573
928
930.1                               652              18                        71             1              2,614
930.2               15               32              24          113           20            89              6,246
931                 64               27           1,057           25                          1              3,014
932                                   1                                                       2              2,661

403                                               4,506

408                145              275           1,086          479          166           162
409                                               9,217
410                                               8,291
411                                             (16,811)

411.5
426.1
426.5                                 1                        1,204
427                                               1,215
430

431                                  10             818
----------------------------------------------------------------------------------------------------------------------
TOTAL         $  8,954         $  9,162        $ 29,954      $14,674       $5,999        $5,325           $236,795
----------------------------------------------------------------------------------------------------------------------


                       ANNUAL REPORT OF GPU SERVICE, INC.
                                ----------------
                      For the Year Ended December 31, 1999
                                -----------------
----------------------------------------------------------------------------------------------------------------------

                        DEPARTMENTAL ANALYSIS OF SALARIES

                                   ACCOUNT 920
----------------------------------------------------------------------------------------------------------------------
                                           DEPARTMENTAL SALARY EXPENSE                                 NUMBER
                                     -------------------------------------------------------
NAME OF DEPARTMENT                                      INCLUDED IN AMOUNTS BILLED TO                 PERSONNEL
--------------------                                ---------------------------------------           ----------
Indicate each department               TOTAL        PARENT           OTHER        NON                   END OF
or service function.                  AMOUNT        COMPANY        ASSOCIATES    ASSOCIATES              YEAR
----------------------------------------------------------------------------------------------------------------------

Provide Customer Service            $ 58,669       $    -         $ 58,669      $  -                    1,135

Manage Financial Performance          26,849            1           26,848         -                      211

Deliver Energy                        78,930            -           78,930         -                    2,501

Provide Support Resources             69,147           37           68,562       548                      909

Manage Energy Risk                     7,588            -            7,588         -                       96

Telecommunication                      3,632           41            3,591         -                       20

President - Operations                 4,247            -            4,247         -                       39

Corporate Financial Performance       14,412        1,724           12,688         -                      100

Corporate Legal                        7,489          667            6,822         -                       91

Corporate Affairs                      3,049          247            2,802         -                       28

Governance Executive                   3,126          463            2,663         -                        9

Service bill to Balance Sheet
including Capital Project             94,220            -           94,220         -                        -

                                    --------       ------         --------      ----                    -----
                   TOTAL            $371,358       $3,180         $367,630      $548                    5,139
                                    ========       ======         ========      ====                    =====


----------------------------------------------------------------------------------------------------------------------



                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------
                      For the Year Ended December 31, 1999
                                         ----------------
-------------------------------------------------------------------------------------------

                            OUTSIDE SERVICES EMPLOYED
                            -------------------------
                                   ACCOUNT 923

INSTRUCTIONS:  Provide a breakdown by subaccount of outside  services  employed.
               If the  aggregate  amounts  paid to any one  payee  and  included within one subaccount is less than  $100,000,  only the aggregate number  and  amount  of all such  payments  included  within  the subaccount  need be shown.  Provide a  subtotal  for each type of service.
-------------------------------------------------------------------------------------------

                                                                   RELATIONSHIP
                                                                  -------------
                                                                  "A"= ASSOCIATE
  FROM WHOM PURCHASED           TYPE OF SERVICE/LARGEST INVOICE   "NA"= NON        AMOUNT
                                                                     ASSOCIATE
------------------------------------------------------------------------------------------

Legal
-----

 Fried, Frank, Harris,           Legal services related to MYR            NA         $1,022
   Shriver and Jacobson          acquisition, stockholder matters,
                                 and compensation and benefit issues


 Berlack, Israels & Liberman     Legal services related to Sithe,         NA            479
                                 Seneca, Homer City, Deep Creek, and
                                 TMI buyer/seller agreements, Oyster
                                 Creek incremental costs, stockholder
                                 matters, annual report, annual meeting,
                                 corporate restructuring, SEC compliance,
                                 compensation and benefits, environmental
                                 insurance recovery, preferred and senior
                                 notes security programs, and other
                                 miscellaneous corporate legal services

Saul, Ewing, Remick and Saul     Legal services related to                NA            202
                                 environmental insurance recovery,
                                 landfill and waste management issues,
                                 superfund matters, and Dover gas
                                 litigation

Barley, Snyder, Senft & Cohen    Legal services related to real estate    NA            127
                                 tax administration

Welsh & Katz, LTD.               Legal services related to divestiture    NA            125
                                 activity, and trademark and corporate
                                 identity activities


                                                                             27A

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        ------------------
                      For the Year Ended December 31, 1999
                                         -----------------
-------------------------------------------------------------------------------------------

                            OUTSIDE SERVICES EMPLOYED
                            ------------------------
                                   ACCOUNT 923
-------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside  services  employed.
               If the  aggregate  amounts  paid to any one  payee  and  included within one subaccount is less than  $100,000,  only the aggregate number  and  amount  of all such  payments  included  within  the subaccount  need be shown.  Provide a  subtotal  for each type of service.
-------------------------------------------------------------------------------------------

                                                                   RELATIONSHIP
                                                                  -------------
                                                                  "A"= ASSOCIATE
  FROM WHOM PURCHASED           TYPE OF SERVICE/LARGEST INVOICE   "NA"= NON        AMOUNT
                                                                     ASSOCIATE
-------------------------------------------------------------------------------------------

Legal (Cont'd)
--------------
Carter, Ledyard & Milburn        Legal services related to taxes,       NA            125
                                 compensation and benefit issues,
                                 Sithe, Homer City, and TMI buyer/seller
                                 agreements, Oyster Creek incremental
                                 costs, preferred, senior, and medium
                                 term security programs, annual meeting,
                                 and developing business opportunities

Ballard, Spahr, Andrews          Legal services related to Sithe,       NA            101
  & Ingersoll                    Homer City, Deep Creek, and TMI
                                 buyer/seller agreements,  Sithe and
                                 Seneca real Estate  activities,
                                 Oyster  Creek incremental costs,
                                 divestiture activities,  senior
                                 notes securities program, SEC
                                 compliance, compensation  and
                                 benefit  matters,  corporate
                                 restructuring,    and    other
                                 miscellaneous corporate matters

42 Others (Under $100,000)                                                            445
                                                                                    -----

               Sub-total                                                           $2,626
                                                                                    -----



                                                                             27B

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        ----------------
                      For the Year Ended December 31, 1999
                                         ----------------

-------------------------------------------------------------------------------------------

                            OUTSIDE SERVICES EMPLOYED
                            -------------------------
                                   ACCOUNT 923

-------------------------------------------------------------------------------------------


INSTRUCTIONS:  Provide a breakdown by subaccount of outside  services  employed.
               If the  aggregate  amounts  paid to any one  payee  and  included within one subaccount is less than  $100,000,  only the aggregate number  and  amount  of all such  payments  included  within  the subaccount  need be shown.  Provide a  subtotal  for each type of service.
-------------------------------------------------------------------------------------------

                                                                   RELATIONSHIP
                                                                  -------------
                                                                  "A"= ASSOCIATE
  FROM WHOM PURCHASED           TYPE OF SERVICE/LARGEST INVOICE   "NA"= NON        AMOUNT
                                                                     ASSOCIATE
-------------------------------------------------------------------------------------------

Other Professional Services
---------------------------

Deloitte & Touche LLP            Project Enterprise configuration,      NA         $13,149
                                 testing, and monitoring, manual data
                                 conversion, training, change
                                 leadership, communications, and
                                 employee development

TUI Consulting                   Project Enterprise customer care       NA           8,118
                                 configuration, testing, and monitoring

Goldman Sachs & Company          Financial advisory services rendered   NA           7,182
                                 pursuant to corporate restructuring
                                 in regards to the sale of Homer City
                                 generating station

SAP America, Inc.                Project Enterprise system hardware,    NA           3,388
                                 testing, and monitoring, education and
                                 training, change leadership, and
                                 communications

Utility Management Services      Charter team consulting associated     NA           2,694
  Group                          with leading change Phase II

Andersen Consulting LLP          Information technology and client      NA           2,547
                                 services, project enterprise
                                 development, transfer TMI applications
                                 to Amergen, transfer Genco applications
                                 to Sithe, Year 2000 strategy and
                                 compliance, incremental customer choice,
                                 and strategic initiatives







                                                                             27C

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        ------------------
                      For the Year Ended December 31, 1999
                                         -----------------
-------------------------------------------------------------------------------------------

                            OUTSIDE SERVICES EMPLOYED
                            -------------------------
                                   ACCOUNT 923
-------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside  services  employed.
               If the  aggregate  amounts  paid to any one  payee  and  included within one subaccount is less than  $100,000,  only the aggregate number  and  amount  of all such  payments  included  within  the subaccount  need be shown.  Provide a  subtotal  for each type of service.
-------------------------------------------------------------------------------------------

                                                                   RELATIONSHIP
                                                                  -------------
                                                                  "A"= ASSOCIATE
  FROM WHOM PURCHASED           TYPE OF SERVICE/LARGEST INVOICE   "NA"= NON        AMOUNT
                                                                     ASSOCIATE
-------------------------------------------------------------------------------------------

Other Professional Services (Cont'd)
------------------------------------
Manpower International, Inc.     Temporary personnel services for       NA           2,087
                                 Year 2000 compliance, IT client
                                 services, application support for
                                 internal services, client services,
                                 bill printing services, project
                                 enterprise extended team, mail services,
                                 reprographic services, youth safety
                                 programs, environmental auditing, and
                                 divestiture activities

Ajilon                           Information technology services for    NA           1,742
                                 Amergen and Sithe divestitures

Datahorse International, Inc.    Information technology services        NA           1,711
                                 provided for project enterprise
                                 customer care system, testing, and
                                 monitoring

Computer People, Inc.            Information technology services        NA           1,148
                                 for Year 2000 strategy and
                                 compliance, client services,
                                 compensation and benefits,
                                 transferring TMI applications
                                 to Amergen, transferring
                                 Homer City applications to Mission
                                 Energy, and payroll

Chris Talarico & Assoc., Inc.    Personnel placement services for       NA             956
                                 customer relations, WARM solicitation,
                                 distribution management center, project
                                 enterprise customer care, Year 2000
                                 compliance, and various facilities,
                                 infrastructure, and administrative
                                 assistance services


                                                                             27D

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------
                      For the Year Ended December 31, 1999
                                         -----------------
-------------------------------------------------------------------------------------------

                            OUTSIDE SERVICES EMPLOYED
                            -------------------------
                                   ACCOUNT 923
-------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside  services  employed.
               If the aggregate amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.

-------------------------------------------------------------------------------------------
                                                                  RELATIONSHIP
                                                                  -------------
                                                                  "A"= ASSOCIATE
  FROM WHOM PURCHASED           TYPE OF SERVICE/LARGEST INVOICE   "NA"= NON        AMOUNT
                                                                     ASSOCIATE
-------------------------------------------------------------------------------------------

Other Professional Services (Cont'd)
-----------------------------------
Arthur D. Little, Inc.           Consulting services for strategic      NA             954
                                 planning and acquisitions

Teknecon, Inc.                   Energy risk management system          NA             941
                                 development advisory services

PriceWaterhouseCoopers LLP       Actuarial and consulting services      NA             913
                                 regarding the GPU retirement
                                 and benefit plans, training
                                 seminars, accounting and tax
                                 advisory services in relation
                                 to Homer City divestiture, and
                                 financial statement audit services

McKinsey & Company Inc.          Consulting services in connection      NA             858
                                 with unregulated business growth
                                 strategy

Navigant Consulting Inc.         Consulting services in connection      NA             754
                                 with    generation    divestiture,
                                 corporate  restructuring,  strategic
                                 initiatives,  Oyster Creek
                                 incremental   costs,  and  establishing
                                 appropriate rates

Burkey Construction Company      Facilities construction, renovation,   NA             647
                                 and maintenance in connection with
                                 mechanical equipment, parking lots
                                 and road repairs, HVAC equipment and
                                 piping, electrical control system
                                 modifications, concrete floor cutting,
                                 ceiling systems, fire protection system
                                 and sprinkler modifications, excavating,
                                 site construction, and landscaping


                                                                             27E

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        ----------------
                      For the Year Ended December 31, 1999
                                         -----------------
-------------------------------------------------------------------------------------------

                            OUTSIDE SERVICES EMPLOYED
                            -------------------------
                                   ACCOUNT 923

-------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside  services  employed.
               If the  aggregate  amounts  paid to any one  payee  and  included within one subaccount is less than  $100,000,  only the aggregate number  and  amount  of all such  payments  included  within  the subaccount  need be shown.  Provide a  subtotal  for each type of service.
-------------------------------------------------------------------------------------------

                                                                   RELATIONSHIP
                                                                  -------------
                                                                  "A"= ASSOCIATE
  FROM WHOM PURCHASED           TYPE OF SERVICE/LARGEST INVOICE   "NA"= NON        AMOUNT
                                                                     ASSOCIATE
-------------------------------------------------------------------------------------------

Other Professional Services (Cont'd)
------------------------------------
Zai*Net                          Energy software system license         NA             564
                                 fees and project consulting
                                 services

Diversified Mechanical, Inc.     Services provided in connection        NA             451
                                 with GPU's Year 2000 compliance
                                 implementation, including connecting
                                 AHU-8 and fan F-4, UPS system, ATC's,
                                 and HVAC controls to emergency generators,
                                 installing freeze protection valves,
                                 and connecting aircraft warning lights
                                 and exterior lights to emergency circuit

Environmental Protection         Provide transportation, storage, and   NA             433
   Services                      repair services in connection with
                                 PCB disposal, transformer repairs,
                                 breaker replacements, and substation
                                 malfunctions and retirements

Gartner Group, Inc.              Consulting services in connection      NA             393
                                 with Year 2000 strategy, desktop
                                 systems services, and application
                                 technology services

Keane, Inc.                      Consulting services in connection      NA             372
                                 with Year 2000 compliance

First National Bank of           AON consulting services in connection  NA             339
   Chicago                       with GPU health care trust services
                                 and employee savings retirement
                                 planning services




                                                                             27F

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------
                      For the Year Ended December 31, 1999
                                         -----------------
-------------------------------------------------------------------------------------------

                            OUTSIDE SERVICES EMPLOYED
                            -------------------------
                                   ACCOUNT 923
-------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside  services  employed.
               If the  aggregate  amounts  paid to any one  payee  and  included within one subaccount is less than  $100,000,  only the aggregate number  and  amount  of all such  payments  included  within  the subaccount  need be shown.  Provide a  subtotal  for each type of service.
-------------------------------------------------------------------------------------------

                                                                   RELATIONSHIP
                                                                  -------------
                                                                  "A"= ASSOCIATE
  FROM WHOM PURCHASED           TYPE OF SERVICE/LARGEST INVOICE   "NA"= NON        AMOUNT
                                                                     ASSOCIATE
-------------------------------------------------------------------------------------------

Other Professional Services (Cont'd)
------------------------------------
Equifax Credit Info              Stockholder relation matters, and      NA             327
   Services, Inc.                credit information services in
                                 connection with positive ID and
                                 information exchange regarding
                                 revenue assurance

Interim Career Consulting        Human Resource career development      NA             311
                                 services, succession planning, and
                                 leadership development

Cyberstar L.P.                   Satellite air time for  interactive    NA             301
                                 distance     learning,      network
                                 management  and  maintenance of one
                                 touch equipment, media transmission
                                 services,  and Y2K  testing  of one
                                 touch systems

Satellite Network Systems        One touch network management and       NA             276
                                 maintenance, satellite air time,
                                 Year 2000 strategy and compliance, and
                                 network broadcasting transmission for
                                 interactive distance learning and
                                 Beyond the Corona

GTE Government Systems           Y2K telecommunication consulting       NA             231
                                 services

Hewlett-Packard Company          Provide hardware, training, support,   NA             223
                                 and consulting services in support of
                                 GPU's Customer First Enterprise system
                                 implementation

Nantmeal Consulting              Project enterprise consulting          NA             221
   Services, Inc.                services, and system testing
                                 and monitoring


                                                                             27G

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------
                      For the Year Ended December 31, 1999
                                         -----------------
-------------------------------------------------------------------------------------------

                            OUTSIDE SERVICES EMPLOYED
                                   ACCOUNT 923

-------------------------------------------------------------------------------------------


INSTRUCTIONS:  Provide a breakdown by subaccount of outside  services  employed.
               If the  aggregate  amounts  paid to any one  payee  and  included within one subaccount is less than  $100,000,  only the aggregate number  and  amount  of all such  payments  included  within  the subaccount  need be shown.  Provide a  subtotal  for each type of service.
-------------------------------------------------------------------------------------------

                                                                   RELATIONSHIP
                                                                  -------------
                                                                  "A"= ASSOCIATE
  FROM WHOM PURCHASED           TYPE OF SERVICE/LARGEST INVOICE   "NA"= NON        AMOUNT
                                                                     ASSOCIATE
-------------------------------------------------------------------------------------------

Other Professional Services (Cont'd)
-----------------------------------
Western Union Financial          Remittance processing center           NA             215
   Services Inc.                 integrated payment system, billing
                                 services, and payment for agency
                                 processing fees

John R. Santee                   Telecommunication service in           NA             205
                                 connection with data premise wiring,
                                 DMC voice equipment wiring, IT
                                 services for SAS PC support, PC/LAN
                                 technical services, and voice
                                 communications

Twenty-First Century             Live agent system programming and      NA             203
   Communications                set-up services, high volume
                                 call answering system subscription
                                 fee, programming costs to support
                                 system changes

Clean Image, Incorporated        Facilities janitorial services         NA             199
                                 including housekeeping and special
                                 cleaning projects

Visual Services, Inc.            Employee development - implementation  NA             183
                                 of interactive distance learning
                                 system, development of IDL broadcast
                                 courses, and drug and alcohol training

Sagent Technology Inc.           On-site consulting and training        NA             183
                                 services for data movement and
                                 data access server software, weblink
                                 server software, administration tool
                                 server software, automation tool
                                 server software, design and
                                 information studio software "seats",
                                 and software annual maintenance


                                                                             27H

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------
                      For the Year Ended December 31, 1999
                                         ------------------
-------------------------------------------------------------------------------------------

                            OUTSIDE SERVICES EMPLOYED
                                   ACCOUNT 923

-------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside  services  employed.
               If the  aggregate  amounts  paid to any one  payee  and  included within one subaccount is less than  $100,000,  only the aggregate number  and  amount  of all such  payments  included  within  the subaccount  need be shown.  Provide a  subtotal  for each type of service.
-------------------------------------------------------------------------------------------

                                                                   RELATIONSHIP
                                                                  -------------
                                                                  "A"= ASSOCIATE
  FROM WHOM PURCHASED           TYPE OF SERVICE/LARGEST INVOICE   "NA"= NON        AMOUNT
                                                                     ASSOCIATE
-------------------------------------------------------------------------------------------

Other Professional Services (Cont'd)
------------------------------------
Ted Smith Floor                 Provide materials and labor             NA             181
 Products, Inc.                 to install carpet tiles and
                                tread risers at company facilities,
                                and to do miscellaneous modifications
                                to cubicles and remove existing
                                carpeting from panels

The Portsmouth                  PA customer assistance program (CAP)    NA             172
 Group, Inc.                    chronicles 4.0 software package
                                customization and related services
                                for non-profit community agencies

Rutgers-The State               Research for advanced weather and       NA             170
 University                     climate studies

People Sciences Inc.            Consulting services for the             NA             164
                                implementation of SkillQuest
                                software, including perpetual

                                use of internet and intranet
                                versions, for employee development

Professional Training           Provide instructor lead training        NA             148
 Services                       to GPU for education, employee
                                development, and to attract and
                                retain personnel

Ned Tannebaum and               Executive search assignment for         NA             144
 Partners                       president and COO of Operations
                                Division

The Hunter Group, Inc.          Consulting services related to          NA             143
                                long term TMI transition to Amergen
                                and implementation planning

                                                                             27I

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        ------------------
                      For the Year Ended December 31, 1999
                                         ------------------
-------------------------------------------------------------------------------------------

                            OUTSIDE SERVICES EMPLOYED
                            -------------------------
                                   ACCOUNT 923
-------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside  services  employed.
               If the  aggregate  amounts  paid to any one  payee  and  included within one subaccount is less than  $100,000,  only the aggregate number  and  amount  of all such  payments  included  within  the subaccount  need be shown.  Provide a  subtotal  for each type of service.
-------------------------------------------------------------------------------------------

                                                                   RELATIONSHIP
                                                                  -------------
                                                                  "A"= ASSOCIATE
  FROM WHOM PURCHASED           TYPE OF SERVICE/LARGEST INVOICE   "NA"= NON        AMOUNT
                                                                     ASSOCIATE
-------------------------------------------------------------------------------------------

Other Professional Services (Cont'd)
------------------------------------

The Working Data Group          Outbound survey processing,             NA             137
                                outbound mail, return mail,
                                return survey processing, and
                                data entry services performed
                                in relation to a comprehensive
                                customer satisfaction survey

Commonwealth                    Full time technical and engineering     NA             132
 Communications, Inc.           support to the voice engineering
                                group for  general  telecommunication
                                services, PBX  maintenance, data
                                premise wiring,  trailer
                                equipment transfers, and
                                minor voice communications services

Banctec Systems, Inc.           Service and network support services    NA             130
                                provided for the remittance
                                processing centers PC data management
                                system

Konopelski Katering             Provide food management services and    NA             128
                                capital equipment to the cafeteria,
                                including inside sales and catering
                                services

Mack Associates                 Provide temporary employment services   NA             128
 Employment Services            for mail services, reprographics,
                                infrastructure, engineering, security,
                                divestiture activities, and regulatory
                                programs

Capital Collection              Collection agency services provided     NA             123
 Services                       to revenue assurance


                                                                             27J

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------
                      For the Year Ended December 31, 1999
                                         -----------------
-------------------------------------------------------------------------------------------

                            OUTSIDE SERVICES EMPLOYED
                            -------------------------
                                   ACCOUNT 923
-------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside  services  employed.
               If the aggregate amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.

-------------------------------------------------------------------------------------------

                                                                   RELATIONSHIP
                                                                  -------------
                                                                  "A"= ASSOCIATE
  FROM WHOM PURCHASED           TYPE OF SERVICE/LARGEST INVOICE   "NA"= NON        AMOUNT
                                                                     ASSOCIATE
-------------------------------------------------------------------------------------------

Other Professional Services (Cont'd)
-----------------------------------
Four Dimensional                Employee development training           NA             122
 Solutions Inc.                 in connection with GPU meter
                                reader multimedia CBT

Beedle Productions              Media electronic production             NA             119
                                services in connection with
                                Beyond the Corona, the GPU
                                management meeting, Year 2000
                                compliance, and customer care
                                culture crew activities

CB Richard Ellis, Inc.          Real estate strategic planning          NA             116
                                consultation services for GPU
                                facilities

Towers Perrin                   Human resources consulting              NA             111
                                services in connection with
                                severance programs and change-
                                in-control arrangements,
                                supplemental executive retirement
                                plan and executive compensation,
                                and communication consulting
                                regarding the optimum resources
                                for Communications

Sheraton Valley                 Provide use of hotel facilities         NA             111
 Forge Hotel                    for the GPU Management meeting

Technical Resources             Provide information technology          NA             110
 Group, Inc.                    temporary staffing in the areas
                                of Customer Care, Human Resources,
                                and Finance

Bjorge & Associates, Inc.       Provide employee development training   NA             106
                                on ABS hydraulic systems


                                                                             27K

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------
                      For the Year Ended December 31, 1999
                                         -----------------
-------------------------------------------------------------------------------------------


                            OUTSIDE SERVICES EMPLOYED
                                   ACCOUNT 923
-------------------------------------------------------------------------------------------


INSTRUCTIONS:  Provide a breakdown by subaccount of outside  services  employed.
               If the  aggregate  amounts  paid to any one  payee  and  included within one subaccount is less than  $100,000,  only the aggregate number  and  amount  of all such  payments  included  within  the subaccount  need be shown.  Provide a  subtotal  for each type of service.
-------------------------------------------------------------------------------------------

                                                                   RELATIONSHIP
                                                                  -------------
                                                                  "A"= ASSOCIATE
  FROM WHOM PURCHASED           TYPE OF SERVICE/LARGEST INVOICE   "NA"= NON        AMOUNT
                                                                     ASSOCIATE
-------------------------------------------------------------------------------------------

Other Professional Services (Cont'd)

Advanced Testing                SAP Project Enterprise system           NA             105
 Solutions, LLP                 testing and monitoring

State Street Bank               Retirement investment services          NA             105
 and Trust Company              to administer and manage the GPU
                                company savings plan master trust

Larry Bogush, Inc.              Media electronic production services    NA             104
                                for the GPU leadership conference
                                and the GPU management meeting

Utility Services Corp.          Restructuring and alternative           NA             103
                                supplier interface consulting
                                services

R. Uhler, Inc.                  Provide temporary staffing for          NA             103
                                information technology to customer
                                care services and IT services

Penn Credit Corporation         Revenue assurance collection            NA             100
                                agency services

1,491 Others (Under $100,000)                                                        7,163
                                                                                     -----

               Sub-total                                                           $65,897
                                                                                    ------







               Grand Total                                                         $68,523
                                                                                    ======

-------------------------------------------------------------------------------------------


                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------
                      For the Year Ended December 31, 1999
                                         ----------------
-------------------------------------------------------------------------------

                         EMPLOYEE PENSIONS AND BENEFITS
                         ------------------------------
                                   ACCOUNT 926
                                   -----------
-------------------------------------------------------------------------------



INSTRUCTIONS:   Provide a listing of each pension plan and benefit program provided by the service company.  Such listing should be
                limited to $25,000.
-------------------------------------------------------------------------------

         DESCRIPTION                                                AMOUNT
-------------------------------------------------------------------------------


         EMPLOYEE SAVINGS PLAN                                      $ 8,452

         GROUP LIFE INSURANCE                                           385

         HOSPITAL, SURGICAL, MEDICAL & DENTAL INSURANCE              30,945

         LONG TERM DISABILITY                                        (3,214)

         OPEB HEALTH INSURANCE                                       26,489

         OPEB LIFE INSURANCE                                          8,150

         PENSION PLANS                                                2,276

         RELOCATION                                                   1,757

         SICK LEAVE                                                    (319)

         VACATION                                                     1,989

         OTHER BENEFITS                                                 924




                                                                     ------
                                                TOTAL               $77,834
                                                                     ======



--------------------------------------------------------------------------------

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------
                      For the Year Ended December 31, 1999
                                         -----------------
--------------------------------------------------------------------------------
                          GENERAL ADVERTISING EXPENSES
                          ----------------------------
                                  ACCOUNT 930.1
                                  -------------
--------------------------------------------------------------------------------
INSTRUCTIONS:  Provide  a listing  of the  amount  included  in  Account  930.1,
               "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

--------------------------------------------------------------------------------
         DESCRIPTION                   NAME OF PAYEE                  AMOUNT
----------------------------------------------------------------------------

Newspapers, periodicals,          York Newspaper Company              $ 125
  billboards, radio, etc.         New Jersey Network Foundation         100
                                  Forbes                                 66
                                  GTE Directories Service Corp           30
                                  Reading Phillies Baseball Club         28
                                  NY Aircam                              14
                                  Berks County Chamber of Commerce       10
                                  The Wall Street Transcript             10
                                  Donnelley Directory                    10
                                  Sprint Publishing & Advertising Inc     8
                                  USAFORUM                                8
                                  Yellow Book                             7
                                  Gannett NJ Newspapers                   7
                                  Sprint Yellow Pages                     6
                                  Monmouth County Guide                   5
                                  Grade A Productions                     5
                                  Bell Atlantic-PA                        4
                                  International Lineman's Rodeo           4
                                  The Star Ledger                         4
                                  United Way of Boyertown Area            3
                                  Other (88 payees under $3,000)         62


Fees and expenses of              Gilbert Whitney & Johns Inc.        1,749
  advertising agencies and        Mary Pomerantz Advertising            122
  commercial artists              Beedle Productions                     10
                                  Steve Pender                           10
                                  Joseph B. Engel                         8

                                                                             29A

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        ------------------
                      For the Year Ended December 31, 1999
                                         -----------------
-------------------------------------------------------------------------------

                          GENERAL ADVERTISING EXPENSES
                          ----------------------------

                                  ACCOUNT 930.1
                                  -------------
-------------------------------------------------------------------------------

INSTRUCTIONS:  Provide  a listing  of the  amount  included  in  Account  930.1,
               "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.
-------------------------------------------------------------------------------

         DESCRIPTION                   NAME OF PAYEE                  AMOUNT
-------------------------------------------------------------------------------

Fees and expenses of              Bachleda Advertising               $    7
  advertising agencies and        Sky Ship Productions, Inc.              5
  commercial artists (Cont'd)     Erie Seawolves                          4
                                  Other (22 payees under $3,000)         25


Printing of booklets,             US Express Printing Inc.                4
 bulletins, etc.                  Kriegel Inc.                            3
                                  Other (3 payees under $3,000)           3


Supplies and expenses in          The Theme Factory of Philadelphia       5
  preparing advertising           Hershey Entertainment & Resort Co       4
  materials                       Other (48 payees under $3,000)         15





                                                                       -----
                                              TOTAL                   $2,490
                                                                       =====

-------------------------------------------------------------------------------

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------
                      For the Year Ended December 31, 1999
                                         -----------------
-------------------------------------------------------------------------------

                         MISCELLANEOUS GENERAL EXPENSES
                         ------------------------------
                                  ACCOUNT 930.2
                                  -------------
-------------------------------------------------------------------------------

INSTRUCTIONS:  Provide  a listing  of the  amount  included  in  Account  930.2,
               "Miscellaneous General Expenses", classifying such expenses according to their nature. Payments and expenses permitted by
               Section 321 (b) (2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976 (2 U.S.C.S. 441 (b) (2) shall be separately classified.

         DESCRIPTION                                              AMOUNT

         Dues & Memberships                                      $1,980

         Legal Settlement                                         5,439

         Licenses, Permits & Registration                         1,251

         Directors' Fees and Expenses                                 5








                                                                   -----
               TOTAL                                              $8,675
                                                                   =====
-------------------------------------------------------------------------------

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        ----------------
                      For the Year Ended December 31, 1999
                                         -----------------
-------------------------------------------------------------------------------

                                      RENTS
                                      -----
                                   ACCOUNT 931
                                   -----------
-------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 931, "Rents", classifying  such  expenses by major  groupings of  property,  as defined in the account definition of the Uniform System of Accounts.
-------------------------------------------------------------------------------

         TYPE OF PROPERTY                                           AMOUNT
-------------------------------------------------------------------------------

         BUILDINGS                                                 $3,323

         DUPLICATING EQUIPMENT                                        796

         AUTOMOBILES                                                  209

         STORAGE                                                      145

         MAILING EQUIPMENT                                             50

         LICENSES & PC SOFTWARE                                        48

         TELECOMMUNICATIONS SYSTEM                                     10

         MISCELLANEOUS                                                106






                                                                   ------
                                                         TOTAL     $4,687
                                                                    =====

-------------------------------------------------------------------------------

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------
                      For the Year Ended December 31, 1999
                                         -----------------
-------------------------------------------------------------------------------

                          TAXES OTHER THAN INCOME TAXES
                          -----------------------------
                                   ACCOUNT 408
                                   -----------
-------------------------------------------------------------------------------

INSTRUCTION:  Provide an analysis of Account 408, "Taxes Other Than Income
              Taxes". Separate the analysis into two groups: (1) other than U.S. Government taxes, and (2) U.S. Government taxes. Specify each of the various kinds of taxes and show the amounts thereof Provide a subtotal for each class of tax.
-------------------------------------------------------------------------------

                     T Y P E  O F  T A X                             AMOUNT
-------------------------------------------------------------------------------

         (1)     OTHER THAN U.S. GOVERNMENT TAXES
                 --------------------------------

                 Local Real Estate

                                      - Pennsylvania              $   540

                 Unemployment Insurance

                                      - New Jersey                   (260)
                                      - Pennsylvania                  495
                                      - Washington, D.C.                1

                 Sales & Use

                                      - New Jersey                    235
                                      - Pennsylvania                  120
                                                                    -----

                                                Sub Total           1,131
                                                                    -----


         (2)     TAXES - U.S. GOVERNMENT
                 -----------------------

                 Federal Unemployment Insurance                       318

                 FICA                                              26,591
                                                                   ------

                                                Sub Total          26,909
                                                                   ------



                                                TOTAL             $28,040
                                                                   ======


-------------------------------------------------------------------------------

                      ANNUAL REPORT OF GPU SERVICE, INC.
                                       -----------------
                     For the Year Ended December 31, 1999
                                        -----------------

                                   DONATIONS
                                   ---------
                                 ACCOUNT 426.1
                                 -------------
-------------------------------------------------------------------------------

INSTRUCTION:   Provide  a listing  of the  amount  included  in  Account  426.1,
               "Donations",  classifying  such  expenses  by  its  purpose.  The aggregate  number and amount of all items of less than $3,000 may be shown in lieu of details.
-------------------------------------------------------------------------------

NAME OF RECIPIENT                   PURPOSE OF DONATION           AMOUNT
-------------------------------------------------------------------------------

United Way of Morris County         Community Charities          $   39
United Way of Lebanon County        Community Charities              13
United Way of Berks County          Community Charities              95
United Way of Monmouth County       Community Charities              10
United Way of Ocean County          Community Charities               8
United Way of York County           Community Charities              34
United Way of Centre County         Community Charities               3
United Way of Clearfield Area       Community Charities               3
United Way of Warren County         Community Charities               3
United Way of Venango County        Community Charities               4
United Way of Erie County           Community Charities              25
United Way of Indiana County        Community Charities               3
United Way of Monroe County         Community Charities               4
United Way of Boyertown Area        Community Charities               3
United Way of Central Bradford      Community Charities               4
United Way of Blair County          Community Charities              10
United Way of Laurel Highlands      Community Charities              11
United Way of Greater Lehigh Valley Community Charities              27
Morris County Chamber of Commerce   Community Services                3
Berks Talkline Community Services                                     3
GPU Foundation*                     Community Services            4,337
United Arts Fund Drive              Cultural Development              3
Arts Council of the Morris Area     Cultural Development              4
First Night Morris                  Cultural Development              5
Summit Speech School                Education                         6
Centenary College                   Education                        26
Pennsylvania State University       Education                         4
New York University                 Education                         5
Concordia College                   Education                         5
Jersey Shore Medical Ctr. Found.    Health Services/Hospitals         3

Various organizations               Community Services               20
   (Office property)

Various Organizations               Community Services
   (Under $3,000)                   & Education                     185
                                                                  -----
                                                     TOTAL       $4,908
                                                                  =====


* The GPU Foundation's mission is to make contributions to qualified non profit organizations to improve the quality of life for people who live in GPU's service territory.

--------------------------------------------------------------------------------

                      ANNUAL REPORT OF GPU SERVICE, INC.
                                       -----------------
                     For the Year Ended December 31, 1999
                                        -----------------



                               OTHER DEDUCTIONS
                               ----------------

                                 ACCOUNT 426.5
                                 -------------
-------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 426.5,
               "Other Deductions", classifying such expenses according to their nature.

-------------------------------------------------------------------------------

            D E S C R I P T I O N            NAME OF PAYEE         AMOUNT
-------------------------------------------------------------------------------

Company Owned Life Insurance Premiums  Massachusetts Mutual        $ (945)
                                       Life Insurance Co.

Lobbying Expenses                      Primarily Employee Wages     3,088
                                       and Expenses

Miscellaneous                          Various organizations            2



                                                                    -----
                                        TOTAL                      $2,145
                                                                    =====

-------------------------------------------------------------------------------

                      ANNUAL REPORT OF GPU SERVICE, INC.
                                       -----------------
                     For the Year Ended December 31, 1999
                                        -----------------
-------------------------------------------------------------------------------

                                SCHEDULE XVIII
                                --------------

                         NOTES TO STATEMENT OF INCOME
                         ----------------------------

INSTRUCTIONS:  The space below is provided for  important  notes  regarding  the statement of income or any account thereof. Furnish particulars as to any significant increase in services rendered or expenses incurred during the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.
-------------------------------------------------------------------------------

      On May 6, 1998, GPU, Inc. ("GPU") and the GPU Energy companies filed an Application on Form U-1 (SEC File No. 070-09201) seeking Securities and Exchange Commission ("SEC") approval for the GPU Energy companies to enter into a new services agreement ("New Services Agreement") with GPU Service, Inc. ("GPUS") (Amendment No. 4 to SEC File No. 070-09201, dated as of January 22, 1999, essentially replaces the original May 6, 1998 filing). The New Services Agreement, would, among other things, permit GPUS to perform expanded services on behalf of the GPU Energy companies as set forth in the Application. Although GPU and the GPU Energy companies are still awaiting an SEC order with respect to this Application, the expanded service company approach has already been implemented, effective January 1, 1999.

      As a result of the expanded service company approach, substantially all of the GPU Energy companies' personnel, including the union personnel, were transferred to GPUS, effective January 1, 1999. For this purpose, GPUS has created an Operations Division, which includes substantially all of the employees of the GPU Energy companies who were transferred to GPUS. The Operations Division was further reorganized in 1999 from a function-based organization to one based on core business processes. The personnel involved in corporate, treasury, legal, accounting and certain other functions continue to perform these same corporate services in what has become the Governance Division within GPUS. The purchasing and inventory functions for the transmission and distribution business were also assumed by GPUS, such that equipment and materials are acquired and inventoried by GPUS and sold to the appropriate GPU Energy company, at cost, as and when needed.

      In their Application, GPU and the GPU Energy companies sited various business reasons that led them to implement this expanded service company approach. The Application identifies the need to replace most of the existing information systems due in part to the Year 2000 issue and customer choice legislation enacted in New Jersey and Pennsylvania (GPU and the GPU Energy companies determined that it would be in their best interest and the best interests of their customers to purchase and install SAP enterprise software). In order to maximize the benefits, efficiencies and effectiveness of the SAP system, which, to a large degree, is comprised of "off-the-shelf" software, GPU and the GPU Energy companies concluded that it was necessary to formally combine their human, technical, material and operational resources into a single service company entity. GPU and the GPU Energy companies believe the expanded service company approach allows for the most effective use of the new integrated information system and minimizes the need for costly and complex customization of the core components of the SAP system.

-------------------------------------------------------------------------------

                      ANNUAL REPORT OF GPU SERVICE, INC.
                                       -----------------

                      For the Year Ended December 31, 1999
                                         -----------------
-------------------------------------------------------------------------------

                              ORGANIZATION CHART
                              ------------------
-------------------------------------------------------------------------------

            |  BOARD OF DIRECTORS                                  |
            |------------------------------------------------------|
            |  Chairman, President & CEO                           |
             ------------------------------------------------------|
               |  Governance                                       |
               |---------------------------------------------------|
               |     |   Executive Vice President &                |
               |     |      General Counsel                        |
               |     |---------------------------------------------|
               |     |    | Corporate Secretary                    |
               |     |    |----------------------------------------|
               |     |    | Corporate Legal Services               |
               |     |    |----------------------------------------|
               |     |    | Government Affairs                     |
               |     |    |----------------------------------------|
               |     |    | Regulatory Policies                    |
               |     |    |----------------------------------------|
               |     |    | Internal Auditing                      |
               |     |     ----------------------------------------|
               |     |   Executive Vice President &                |
               |     |      Chief Financial Officer                |
               |     |---------------------------------------------|
               |     |    | Accounting, Taxes and Budgets &        |
               |     |    |  Financial Analysis                    |
               |     |    |----------------------------------------|
               |     |    | Treasury                               |
               |     |     ----------------------------------------|
               |     |    | Strategic Initiatives                  |
               |     |     ----------------------------------------|
               |     |   Executive Vice President-Corporate Affairs|
               |     |---------------------------------------------|
               |     |    | Communications                         |
               |     |    |----------------------------------------|
               |     |    | Corporate Compensation & Benefits      |
               |     |    |----------------------------------------|
               |     |    | HR Strategic Planning                  |
               |     |     ----------------------------------------|
               |     |   Executive Vice President -                |
               |     |      International Operations               |
               |      ---------------------------------------------|
               |  President-Operations                             |
                ---------------------------------------------------|
                     |  Provide Customer Service                   |
                     |---------------------------------------------|
                     |  Manage Financial Performance               |
                     |---------------------------------------------|
                     |  Deliver Energy                             |
                     |---------------------------------------------|
                     |  Provide Support Resources                  |
                     |---------------------------------------------|
                     |  Manage Energy Risk                         |
                     |---------------------------------------------|
                     |  Telecommunications                         |
                      ---------------------------------------------
-------------------------------------------------------------------------------

                      ANNUAL REPORT OF GPU SERVICE, INC.
                                       -----------------

                      For the Year Ended December 31, 1999
                                         -----------------


                              METHODS OF ALLOCATION
                              ---------------------
-------------------------------------------------------------------------------

  1.  Multiple Factor:
      ---------------

      The average of the following three factors:

      A. Gross Distribution Plant at Year-End
      B. Energy Sales (MWH) to Ultimate Customers
      C. O & M Expense, Excluding Purchased Power

  2.  Four (4) Factor:
      ---------------

      Multiple   factor  billed  to  Jersey   Central  Power  &  Light  Company,
      Pennsylvania Electric Company, Metropolitan Edison Company, and GPU Nuclear, Inc.

  3.  Three (3) Factor:
      ----------------

      Multiple   factor  billed  to  Jersey   Central  Power  &  Light  Company,
      Pennsylvania Electric Company, and Metropolitan Edison Company.

  4.  Direct Payroll Cost Ratio Factor:
      --------------------------------

      This factor is based on the amount of payroll and payroll overheads directly charged to individual GPU System Companies as a percent of the total payroll and payroll overheads charged to all GPU System Companies including non-utility subsidiaries.

  5.  Six (6) Factor:
      --------------

      Direct payroll cost ratio factor billed to Jersey Central Power & Light Company, Pennsylvania Electric Company, Metropolitan Edison Company, GPU Nuclear, Inc., GPU Generation Inc., and GPU International Inc.



  Each cost center is assigned one of the above factors for allocating indirect costs to groups of associated companies. The allocation factor is based upon each cost center's type of work and is reviewed annually.



-------------------------------------------------------------------------------

                      ANNUAL REPORT OF GPU SERVICE, INC.
                                       -----------------

                      For the Year Ended December 31, 1999
                                         -----------------

          ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED
          ----------------------------------------------------------

-------------------------------------------------------------------------------

                                     NONE

                      ANNUAL REPORT OF GPU SERVICE, INC.
                                       -----------------

                      For the Year Ended December 31, 1999
                                         ----------------
-------------------------------------------------------------------------------

                             VENTURE DISCLOSURES
                             -------------------
-------------------------------------------------------------------------------

          LICENSING OF COMPUTER PROGRAMS TO NON-ASSOCIATE COMPANIES

     Pursuant to the provisions  contained in Securities and Exchange Commission
(SEC) Order dated August 29, 1990 for SEC File No. 70-7675, GPU Service, Inc. did not enter into any transactions or recognize any revenues during the calendar year 1999 for activities related to the licensing of computer programs to non-associated companies.

                      LEASING OF RESERVE COMPUTER CAPACITY
                      ------------------------------------

     Pursuant to the provisions contained in SEC Order dated November 27, 1991 for SEC File No. 70-7841, GPU Service, Inc. received revenues during 1999 from Consumers Water Company, a non-associated company, for reserve computer capacity. These revenues are shown separately on page 22 of this report.

            LICENSING OF AUTOMATED MATERIALS MANAGEMENT SYSTEM (AMMS)
            ---------------------------------------------------------
                  COMPUTER PROGRAMS TO NON-ASSOCIATE COMPANIES
                  --------------------------------------------

     Pursuant to the provisions contained in SEC Order dated December 3, 1991 for SEC File No. 70-7871, GPU Service, Inc. did not receive AMMS licensing revenues during 1999.

                      SERVICES TO NON-AFFILIATED UTILITIES
                      ------------------------------------

     Pursuant to the provisions contained in SEC Order dated November 5, 1996 for SEC File No. 70-8805, GPU Service, Inc. did not enter into any transactions or recognize any revenues during the calendar year 1999 for activities related to the provision of services to non-affiliated utilities.

                         ENTRY INTO NON-UTILITY BUSINESS
                         -------------------------------

     Pursuant to the provisions contained in SEC Order dated August 16, 1996 for SEC File No. 70-8817, GPU Service, Inc. did not enter into any transactions or recognize any revenues during the calendar year 1999 for activities related to the entry into non-utility business.

                      ANNUAL REPORT OF GPU SERVICE, INC.
                                       -----------------

                      For the Year Ended December 31, 1999
                                         -----------------

                               SIGNATURE CLAUSE

             Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned Company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.

                                        GPU SERVICE, INC.
                                ------------------------------------------
                                    (Name of Reporting Company)

                                By: /s/ P. R. Chatman
                                   ----------------------------------------
                                    (Signature of Signing Officer)

                                P. R. Chatman, Assistant Comptroller
                                -------------------------------------------
                                (Printed Name and Title of Signing Officer)


        Date: June 30, 2000
              --------------